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                                                                   EXHIBIT 10.31


                      TERMINATION AND TRANSITION AGREEMENT

               This Agreement is dated as of October _____, 1999 and is between the Mississippi Band of Choctaw Indians (the "Tribe") and Boyd Mississippi, Inc. ("Boyd"). Whereas, the Tribe and Boyd previously entered into a Management Agreement, dated as of November 1, 1993, as previously amended (the "Management Agreement") that the parties now desire to terminate on the terms and conditions set forth herein. Now, therefore, the parties agree as follows:

                                    ARTICLE 1

                                   TERMINATION

               In accordance with Section 7.3 of the Management Agreement and in consideration of, and conditional upon, the payment of all of the payments to be made pursuant to Article 2 , the parties agree that the Management Agreement shall terminate effective as of 11:59 p.m., January 31, 2000 ("Termination Date"). Such termination shall not relieve either party of obligations arising out of the Management Agreement in connection with management services provided by Boyd under the Management Agreement prior to the Termination Date, including, without limitation, obligations of indemnification, payment for pre-termination services, and rights and obligations with respect to the Claims Reserve, which are intended to survive termination of the Management Agreement.

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                                    ARTICLE 2

                      TERMINATION PAYMENTS AND ADJUSTMENTS

               Subject to the adjustments and retentions set forth in this Agreement, the Tribe shall pay Boyd, in cash by wire transfer, as follows:

               (a) Estimated January Management Fee ("Management Fee") payable in cash by wire transfer to Boyd on February 2, 2000, in the event Boyd has fully and completely closed the accounting books of Silver Star on or before February 2, 2000. In the event Boyd has not fully and completely closed the accounting books of Silver Star on or before February 2, 2000, the Management Fee shall be paid to Boyd within two (2) business days after Boyd has fully and completely closed the accounting books of Silver Star, which shall be closed not later February 23, 2000, with payment not later than February 25, 2000, subject to the retention in Article 3;

               (b) The balance of principal plus any accrued interest due for the outstanding facilities expansion loan by Boyd to the Tribe and/or Silver Star payable in cash by wire transfer to Boyd on February 1, 2000;

               (c) Any accounts payable due to Boyd that have been properly documented and substantiated as of February 1, 2000, payable in cash by wire transfer to Boyd on February 1, 2000. In the event some or all of the accounts payable are not supported by proper documentation and substantiation, such accounts payable shall be paid to Boyd within two (2) business days after the receipt by the Tribe of proper documentation and substantiation, but not later than February 25, 2000;

               (d) A termination payment ("Termination Payment") payable in cash by wire transfer to Boyd on February 1, 2000, in the aggregate amount of Seventy-Two Million Dollars ($72,000,000).

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               (e) Boyd and the Tribe agree to review the audit results within five (5 ) business days of completion of the audit. Boyd and the Tribe will mutually agree on any required adjustments to the Management Fee resulting from the audit. Boyd and the Tribe agree that if the total of all such adjustments agreed to are less than $200,000, then no adjustment shall be made to the Retention Account. If the total of all such adjustments agreed to exceed $200,000 then the total of all adjustments agreed to shall cause the Retention Account to be adjusted as follows:

             (i) If the total adjustments cause Net Total Revenues to increase, then the Tribe shall deposit into the Retention Account 40% of such adjustments.

             (ii) If the total adjustments cause Total Net Revenues to decrease, then 40% of such decrease shall be paid to the Tribe from the Retention Account. To the extent that the Retention Account is not sufficient to cover such adjustments, Boyd agrees to fund any shortfall.

            After all adjustments as described in (i) and (ii) are complete, then the balance of the Retention Account, including all accrued interest, is payable to Boyd.

               (f) The parties shall jointly prepare a list of required maintenance and repair projects on or before December 1, 1999. Such list shall be compiled based on normal maintenance and repairs consistent with prior practice and shall not include items which would be considered capital in nature consistent with prior practice. The budgeted amount of each required maintenance and repair project, to the extent not completed, shall be accrued as of the Termination Date on the accounting books of Silver Star.

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               (g) Any prepaid items subject to refund shall be reconciled on or before the Termination Date. Any refunds of prepaid Silver Star expense items paid under the Management Agreement shall be retained by the Tribe or paid over to the Tribe by Boyd. Any amounts due the Tribe shall be paid by Boyd on February 1, 2000.

               (h) Boyd shall terminate Silver Star's insurance policies effective as of the Termination Date and the Tribe shall procure its own insurance without any adjustment to the Termination Payment.

               (i) Boyd shall provide the Tribe with written notice containing instructions for the wire transfers provided by this Article 2 on or before January 20, 2000.

               (j) The Tribe shall provide Boyd with evidence of the availability of funds to make the wire transfer payments set forth in this
Article 2, either by providing evidence of cash available to make such payments or binding loan commitment letter, on or before December 17, 1999.

                                    ARTICLE 3

                                   RETENTION.

               Boyd and the Tribe agree that Seven Hundred Fifty Thousand Dollars ($750,000) of the Management Fee shall be withheld and placed in an interest-bearing account ("Retention Account") established at Trustmark National Bank. The Retention Account shall be established pursuant to an Escrow Agreement in substantially the form attached hereto as Exhibit A and shall be in addition to and not in substitution for the Claims Reserve to be maintained and distributed in accordance with Article 4 of the Management Agreement. The Retention Account shall be maintained until the final resolution of any audit differences as described in Article 2.

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                                    ARTICLE 4

                               TRANSITION MATTERS

               4.1 Transition Plan. The parties agree to cooperate with each other in good faith in order to facilitate, to the best of their respective abilities, a smooth transition of the management control of the Silver Star facilities from Boyd to the Tribe as soon as can be accomplished. Such cooperation includes, without limitation, the parties' agreement to implement and substantially comply with a Transition Plan in substantially the form attached hereto as Exhibit B for management transition and transition of custody of assets.

               4.2 General Manager. The Tribe shall notify Boyd at least ten
(10) days prior to the arrival of its new General Manager at the Silver Star facilities. Boyd shall use its best efforts to assist in the assimilation and familiarization of the Tribe's General Manager on the management aspects of the Silver Star operations and facilities.

               4.3 Employee Access. Boyd shall afford the Tribe reasonable access to employees working in the Silver Star facilities for education and transition communications purposes. All such access shall be coordinated with Boyd's General Manager and shall not interfere with the normal business operations of Silver Star.

               4.4 COBRA Matters. With respect to employees (and their dependents) of Boyd who experienced a qualifying event (as defined in Section 4980B(f)(3) of the Internal Revenue Code of 1986) prior to February 1, 2000, Boyd shall have full and complete responsibility for compliance with the provisions of Section 4980B of the Internal Revenue Code of 1986 and Sections 601-607 of the Employee Retirement Income Security Act (ERISA) (collectively referred to as COBRA

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continuation coverage), including, but not limited to, provision of required notices, coverage under health plan, correct calculation of premium, and correct duration of COBRA coverage. Those Silver Star employees retained by the Tribe who are currently eligible for health care benefits shall be immediately eligible for coverage in the Tribe's health plan. With respect to individuals currently employed at Silver Star who remain employed by Boyd after February 1, 2000, the Tribe shall have no liability or responsibility for provision of or compliance with COBRA.

               4.5 Health Care Matters. Effective February 1, 2000, Silver Star employees hired by the Tribe will no longer be eligible for future health care coverage provided by Boyd, except as required by federal or state law, or under written agreement between the applicable employees and Boyd or between the Tribe and Boyd. Notwithstanding the foregoing, claims incurred by Silver Star employees covered under the Boyd health plan (and their covered dependents) prior to February 1, 2000, but not submitted for payment or reported until after January 31, 2000; shall be covered by the Boyd health plan, if submitted to PERCS at 2950 Industrial Road, Las Vegas, Nevada 89109 no later than April 30, 2001. Boyd and the Boyd health plan will continue to have responsibility, under relevant federal and state law, for any claims submitted with respect to services or other charges incurred prior to February 1, 2000; regardless of the status of the claim, adjudication, appeal or any legal proceeding arising out of said claim. Boyd agrees that it will continue to provide administrative services, through PERCS (a unit of Boyd) for claims processing for claims incurred prior to Feb. 1, 2000, but not reported until after January 31, 2000 for Silver Star employees and their covered dependents, such services to be provided for 15 months after January 31, 2000. Other than through its participation in the Medical Claims Account described below, the Tribe will have no liability or responsibility for any health care plan claims submitted by Silver Star employees or their covered

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dependents with respect to services or other charges incurred prior to February
1, 2000, regardless of the status of the claim, adjudication, appeal or any legal proceeding arising out of said claim.

               Within two (2) business days after the closing of the accounting books of Silver Star, the Tribe shall deposit the amount accrued in the accounting books of Silver Star as of the Termination Date for the payment of claims and related expenses for amounts incurred by Silver Star employees and their covered dependents under the Boyd health plan prior to February 1, 2000 but not reported until after January 31, 2000 into a segregated bank account (the "Medical Claims Account"). Such claims shall be eligible for payment from the Medical Claims Account if submitted on or before 15 months after January 31, 2000. After all of the funds in the Medical Claims Account are paid for claims and expenses attributable to Silver Star employees and their covered dependents, there will be contributed, in the proportion of sixty percent (60%) by the Tribe and forty percent (40%) by Boyd, an amount equal to the actual claims and expenses attributable to Silver Star employees and their covered dependents until the expiration of the fifteen (15) month period after the Termination Date.

               4.6 Employment Matters. Except as provided below, no later than January 31, 2000, Boyd will deliver possession to the Tribe of all personnel records of its former and current employees of the Silver Star, provided that Boyd shall have the right to have reasonable access to such personnel records during normal business hours. Boyd will provide a master list of all personnel records delivered to the Tribe. Boyd may retain copies of personnel records of former and current Silver Star employees, provided that Boyd provides the Tribe with a list of copied personnel

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records it has retained. However, Boyd will retain, and provide the Tribe with copies of, personnel records of current Silver Star employees who will remain Boyd employees after January 31, 2000. Boyd shall provide all notices required by law, including but not limited to Warn Act notices.

               4.7 Contracts and Obligations. All contracts entered into by Boyd on behalf of the Tribe in accordance with Article 3 of the Management Agreement shall be fully assigned to and assumed by the Tribe as of the Termination Date, and Boyd shall thereafter retain no rights or responsibilities with respect to such contracts. The Tribe shall indemnify and hold Boyd harmless against any damages, costs, expenses or liabilities arising out of any third party claim against Boyd based on or relating to the Tribe's operation of the Silver Star facilities or any other property owned by the Tribe to the extent based upon acts, omissions or events occurring after the Termination Date,. but excluding claims based on Boyd's use or management of the Silver Star Facilities prior to the Termination Date.

               4.8 Further Indemnification. The Tribe shall indemnify Boyd against expenses and obligations incurred after the Termination Date that are properly allocable to the Tribe pursuant to this Agreement. Boyd shall indemnify the Tribe against expenses and obligations incurred after the Termination Date that are properly allocable to Boyd pursuant to this Agreement.

                                    ARTICLE 5

                               DISPUTE RESOLUTION

               5.1 Disputes. Without limiting other remedies expressly provided in this Agreement, in the event that either party believes that the other party has failed to comply with any requirement of this Agreement, or has incorrectly calculated adjustments pursuant to Article 2 or

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wrongly made payments from the Retention Account, the procedures in Sections
5.2, 5.3 and 5.4 shall be utilized.

               5.2 Notice. The party asserting noncompliance shall serve written notice on the other party. The notice shall identify the specific provision alleged to have been violated. Thereafter, Boyd and the Tribe shall meet within ten (10) days in an effort to resolve the dispute.

               5.3 Arbitration. In the event the dispute is not resolved to the satisfaction of the parties within thirty (30) days after service of the notice set forth in Section 5.2 above, and the amount in controversy is $250,000, or less, then the dispute shall be resolved through arbitration, as follows:

                   (a) The parties shall agree upon one arbitrator.

                   (b) If the parties are unable to so agree, the Tribe and Boyd shall each select one arbitrator, who thereafter shall select a third arbitrator with expertise in the subject matter of the dispute, and the three arbitrators so selected shall arbitrate the dispute. In the event the two arbitrators selected by the parties are unable to agree on a third arbitrator, the third arbitrator shall be an attorney appointed by the American Arbitration Association.

                   (c) The arbitrator(s) shall meet with the parties immediately after his or their appointment to determine a schedule and procedures for arbitration, including whether and to what extent discovery is required, but recognizing that one of the purposes of this dispute resolution process is to minimize the time and expense that would otherwise be incurred in judicial proceedings. The arbitrator(s) may set the matter for an evidentiary hearing, or oral argument, or may determine to dispose of

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            the dispute based upon written submissions only. If an evidentiary hearing is held, the normal rules of evidence shall be relaxed, pursuant to the arbitrator's discretion. All parties shall have the right to participate in the hearing and may determine the most effective and efficient method for the presentation of their case. The parties may present evidence through live testimony, written report and affidavits, or the argument of counsel or its representative at the hearing. The parties may be represented by any person of their choice at proceedings before the arbitrator(s), irrespective of whether the representative is an attorney.

                   (d) The cost of arbitration fees paid to the arbitrator(s)
            shall be shared equally by the parties, unless the arbitrator(s) award such cost to the prevailing party. All parties shall bear their own costs and attorney fees associated with their participation in arbitration. The decision of the arbitrator(s) shall be final and non-reviewable and judgment upon the award rendered by the arbitrator(s) may be entered in a court subject to the provisions of Section 6.9 of this Agreement.


                   (e) Any party may pursue any remedy which is otherwise
            available to that party to enforce orders of the arbitrator(s) in the event voluntary compliance does not occur.


               5.4 Suit in Federal Court. In the event of a dispute between the parties in which the amount in controversy is greater than $250,000, and which is not resolved to the satisfaction of the parties within thirty (30) days after service of the notice set forth in Section 5.2 above, the parties agree to be sued in the United States District Court in Jackson, Mississippi, the United States Court of Appeals, and the United States Supreme Court, and the Tribe agrees to a limited waiver of tribal


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sovereign immunity in accordance with the provisions of this Section 5.4 and the
Limited Waiver of Tribal Sovereign Immunity referenced in Section 6.9 of this Agreement

                                    ARTICLE 6

                                  MISCELLANEOUS

               6.1 Assignment and Subcontractors. The rights and obligations under this Agreement shall not be assigned or subcontracted by either party without the prior written consent of the other party. However, Boyd may assign its rights and obligations pursuant to this Agreement to Boyd Gaming Corporation or any wholly-owned subsidiary thereof, provided that Boyd Gaming Corporation must guarantee performance by any of its wholly-owned subsidiaries serving as an assignee.

               6.2 Notices. Any notice, consent or other communication permitted or required by this Agreement shall be in writing and shall be effective on the date sent and shall be delivered by personal service, via telecopier with reasonable evidence of transmission, express delivery or by certified or registered mail, postage prepaid, return receipt requested, and, until written notice of a new address or addresses is given, shall be addressed as follows:

            If to the Tribe:               Mississippi Band of Choctaw Indians
                                           Attention:  Tribal Chief
                                           Tribal Office Building
                                           Highway 16 West
                                           P.O. Box 6010
                                           Philadelphia, Mississippi  39350
                                           Fax:  (601) 656-1992

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            If to Boyd:                    Boyd Mississippi, Inc.
                                           c/o Boyd Gaming Corporation
                                           Attention:  Brian A. Larson
                                           2950 South Industrial Road
                                           Las Vegas, Nevada  89109-1100
                                           Fax:  (702) 792-7335



            With a copy to:                Boyd Gaming Corporation
                                           Attn:  Keith Smith
                                           2950 South Industrial Blvd.
                                           Las Vegas, Nevada 89109-1100
                                           Fax:  (702) 792-7312

               Copies of any notices shall be given to the Chairman of the Choctaw Gaming Commission, Highway 16 West, P.O. Box 6045, Tribal Office Building, Philadelphia, Mississippi 39350.

               6.3 Amendments. This Agreement may be amended only by written instrument duly executed by both of the parties hereto and with any and all necessary regulatory approvals previously obtained.

               6.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

               6.5 Force Majeure. Neither party shall be in default in performance of its obligations or duties hereunder if such failure or performance is due to causes beyond its reasonable control, including acts of God, war, fires, floods, accidents or any other causes,

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contingencies, or circumstances not subject to its reasonable control which prevent or hinder performance of this Agreement.

               6.6 Time is of the Essence. The parties agree that the schedule requirements set forth in this Agreement and in the Transition Plan attached as Exhibit B are material terms of this Agreement and that time is of the essence to this transaction.

               6.7 Further Assurances. Both parties hereto agree to do all acts and further things and deliver necessary documents as shall from time to time be reasonably required to carry out the terms and provisions of this Agreement.

               6.8 Severability. In the event that any provision of this Agreement is, by final order of a court of competent jurisdiction, held to be illegal or void, the validity of the remaining portions of the Agreement shall be enforced as if the Agreement did not contain such illegal or void clauses or provisions, and the parties shall use their best efforts to negotiate an amendment to this Agreement which will comply with the judicial order and maintain the originally contemplated rights, duties and obligations of the parties hereunder.

               6.9 Sovereign Immunity. Nothing in this Agreement shall be deemed or construed to constitute a waiver of the Tribe's sovereign immunity, and the only applicable waiver of sovereign immunity shall be that as approved by the Tribal Council in its Limited Waiver of Tribal Sovereign Immunity in the amount of Seven Hundred Fifty Thousand Dollars ($750,000) until final payment of the Retention Account at which time the amount shall reduce to Five Hundred Thousand Dollars ($500,000) for a period of three (3) years from February 1, 2000. The Tribe agrees that it will not amend or alter the Limited Waiver of Tribal Sovereign Immunity which will in any way lessen the rights of Boyd as set forth in the Limited Waiver of Tribal

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Sovereign Immunity, provided, however the Limited Waiver of Tribal
Sovereign Immunity shall be null and void three (3) years from February 1, 2000. The form of the Limited Waiver of Tribal Sovereign Immunity is attached hereto as Exhibit C.

               6.10 Nondisclosure. The parties agree not to divulge to third parties the terms of this Agreement or any other proprietary or confidential information exchanged between the parties pursuant to this Agreement or pursuant to the Management Agreement, unless (1) the information is required to be disclosed pursuant to judicial or governmental requirements, (2) the information is at the time of disclosure already in the public domain, or (3) to the extent required in order to obtain financing. This prohibition shall not apply to disclosures by either party to their respective attorneys, accountants, or other professional advisers. In situations where disclosure of the terms of this Agreement to regulatory, governmental or judicial entities is required by laws or regulations, the parties will make reasonable efforts to secure confidential treatment of the terms of this Agreement by such entities. The parties agree to consult with each other and cooperate regarding any press releases regarding this Agreement and the relationships described herein. Notwithstanding anything in this Section 6.10 to the contrary, the Tribe agrees that Boyd may publicly disclose the financial terms of this Agreement.

               6.11 Representations and Warranties of Boyd. Boyd
                    hereby represents and warrants as follows:

                   (a) Boyd is a body corporate, duly organized and existing
            under the Constitution and laws of the State of Nevada and is duly qualified to do business in Mississippi and under the laws of the Mississippi Band of Choctaw Indians.

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                   (b) Boyd has full legal right, power and authority under the laws of the State of Mississippi and has taken all official action necessary (i) to enter into this Agreement, (ii) to perform its obligations hereunder, and (iii) to consummate all other transactions contemplated by this Agreement.

                   (c) This Agreement has been duly executed and delivered by
            Boyd and will constitute a valid and binding obligation, enforceable against Boyd in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally, or lessors, and certain judicial rulings which may affect the Tribe's right to specific performance but which rulings do not prevent the practical realization of the benefits intended to be conferred hereby.

                   (d) The execution and delivery of this Agreement, the
            performance by Boyd of its obligations hereunder and the consummation by Boyd of the transactions contemplated hereby will not violate any contract or agreement to which Boyd or any of its affiliated companies is a party or any law, regulation, rule or ordinance or any order, judgment or decree of any federal, state or local court or require any regulatory approval.

                   (e) There is no action, suit, proceeding, inquiry, or
            investigation pending or, to the knowledge of Boyd, threatened against Boyd by or before any court, governmental authority or public board or body which (i) affects or questions its existence or the title to office of any of its officers; (ii) affects or seeks to prohibit, restrain, or enjoin the execution and delivery of this Agreement; (iii) affects or

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            questions the validity or enforceability of this Agreement; (iv)
            seriously questions the power or authority of Boyd to carry out the transactions contemplated by, or to perform its obligations under, this Agreement.

            6.12 Representations and Warranties of Tribe. The Tribe hereby represents and warrants as follows:

                   (a) The Tribe is a duly organized Indian tribe under the
            Constitution and laws of the United States.

                   (b) The Tribe has full legal right, power and authority under the laws of the Tribe and has taken all official Tribal Council action necessary (i) to enter into this Agreement, (ii) to perform its obligations hereunder, and (iii) to consummate all other transactions contemplated by this Agreement.

                   (c) This Agreement, when executed and delivered by the Tribe will constitute a valid and binding obligation, enforceable against the Tribe in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally, and certain judicial rulings which may affect Boyd's right to specific performance remedies contained herein but which rulings do not prevent the practical realization of the benefits intended to be conferred hereby and except as enforceability may be limited by the express terms of any Limited Waiver of Tribal Sovereign Immunity.

                   (d) The execution and delivery of this Agreement, the
            performance by Tribe of its obligations hereunder and the consummation by Tribe of the
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            transactions contemplated hereby will not violate any contract or agreement to which the Tribe or its affiliated entities is a party, law, regulation, rule or ordinance or any order, judgment or decree of any federal, state or local court, or require any approval by governmental authorities.

                   (e) There is no action, suit, proceeding, inquiry, or
            investigation pending or, to the knowledge of the Tribe, threatened against the Tribe by or before any court, governmental agency or public board or body which (i) affects or questions its existence or its territorial jurisdiction or the title to office of any of its officers; (ii) affects or seeks to prohibit, restrain, or enjoin the execution and delivery of this Agreement; (iii) affects or questions the validity or enforceability of this Agreement; (iv) questions the power or authority of the Tribe to carry out the transactions contemplated by, or to perform its obligations under, this Agreement.

                   (f) The Tribe shall comply with all laws and regulations and shall comply with all terms and conditions applicable to the Tribe of all permits, licenses, approvals and exemptions necessary for operation of the Facilities.


               6.13 Interpretation. This Agreement has been negotiated, made and executed in Mississippi and shall be construed in accordance with the laws of Mississippi, without regard to its conflict of laws provisions, and applicable federal laws.

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               6.14 Entire Agreement. This Agreement, including all exhibits, represents the entire agreement between the parties with respect to termination of the Management Agreement and is intended to supersede any inconsistent provisions contained in the Management Agreement.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

                                             MISSISSIPPI BAND OF CHOCTAW INDIANS


                                             By:
                                                 -------------------------------
                                                  Phillip Martin, Chief of the
                                                  Mississippi Band of
                                                  Choctaw Indians

Attest:


--------------------------------
Harrison Ben, Secretary of the
Mississippi Band of Choctaw
Indians

                                             BOYD MISSISSIPPI, INC.

                                             By:
                                                 -------------------------------
                                                  William S. Boyd, President

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